Exhibit 5.4

July 24, 2026

The Travelers Companies, Inc.

485 Lexington Avenue

New York, NY 10017

Ladies and Gentlemen:

I have acted as counsel to The Travelers Companies, Inc., a Minnesota corporation (the “Company”), in connection with the issuance of $750,000,000 aggregate principal amount of 4.950% Senior Notes due 2031 (the “Notes”) issued by the Company pursuant to the Underwriting Agreement dated July 21, 2026 (the “Underwriting Agreement”), between the Company and the underwriters named on Schedule 1 thereof.

The Company has filed a Registration Statement on Form S-3 (File No. 333- 287779) (the “Registration Statement”), including a prospectus dated June 4, 2025 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated July 21, 2026 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement dated July 21, 2026 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Notes are being issued pursuant to an Indenture dated as of June 16, 2016 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

In connection with this opinion, I, or lawyers on the Company’s legal staff working under my supervision, have (i) investigated such questions of law, (ii) examined such corporate documents and records of the Company, certificates of public officials and other documents, and (iii) received such information from officers and representatives of the Company as I have deemed necessary for the purpose of this opinion. I have made no independent investigation as to the information contained in such documents, records and certificates. In rendering my opinion, I have assumed the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

In such examination, I have assumed but have not verified (a) the genuineness of the signatures of persons signing all documents and instruments in connection with which this opinion is rendered other than on behalf of the Company; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to me as originals; (d) the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies; (e) the authenticity of the originals of such latter documents; (f) the authority of such persons signing all documents on behalf of the parties thereto other than the Company; and (g) the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company has been duly incorporated and is a validly existing corporation in good standing as a corporation under the laws of the State of Minnesota and has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Preliminary Prospectus and the Prospectus.

2. The issue and sale of the Notes and the execution, delivery and performance by the Company of the Underwriting Agreement will not violate the Articles of Incorporation or Bylaws of the Company or any Minnesota statute or any rule or regulation known to me that has been issued pursuant to any Minnesota statute or any order known to me issued pursuant to any Minnesota statute by any court or governmental agency or body having jurisdiction over the Company or any of the Significant Subsidiaries of the Company, listed in a schedule attached hereto, or any of their properties.

3. The Indenture has been duly authorized, executed and delivered by the Company.

4. The Notes have been duly authorized, executed and delivered by the Company.

5. No consent, approval, authorization, order, registration or qualification of or with any Minnesota governmental agency or body or, to my knowledge, any Minnesota court is required for the issue and sale of the Notes by the Company, and the compliance by the Company with all of the provisions of the Underwriting Agreement and the Indenture, except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by you.

I am a member of the Bar of the State of Minnesota, and do not express any opinion herein concerning any law other than the law of the State of Minnesota.

This opinion may be relied upon by Simpson Thacher & Bartlett LLP for purposes of its opinion filed as an exhibit to the Registration Statement, subject to the qualifications, assumptions and limitations relating thereto.

Very truly yours,

/s/ Wendy C. Skjerven
Wendy C. Skjerven
Vice President, Corporate Secretary and
Group General Counsel

3